Diodes First Quarter 2006 Conference Call
Participants: Dr. Keh-Shew Lu, Carl Wertz & Mark King

Introduction: Crocker Coulson, CCG

Good afternoon and welcome to Diodes’ first quarter 2006 earnings conference call.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu, Chief Financial Officer, Carl Wertz, and Mark King, VP of Sales and Marketing.

Before I turn the call over to them, may I remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of May 4, 2006. Diodes assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.

And now I’d like to turn the call over Diodes’ CEO, Dr. Keh-Shew Lu.

Dr. Keh-Shew Lu, CEO of Diodes

Welcome everyone, and thank you for joining us on the call today.

I am pleased to announce that Diodes started 2006 with robust growth across our business. Diodes’ market share reached new records in the quarter as we continued to lead the discrete semiconductor segment with strong revenue and healthy profitability. In addition, this is our first quarter of results that includes a contribution from our analog products.

We announced back in June of 2005 that we planned to expand into adjacent technologies in analog and mixed signal. With the secondary offering last September and the acquisition of Anachip in January this year we significantly accelerated our move into these new markets.

I am pleased to say that this acquisition is already making a positive contribution to our growth and profitability, and we see excellent momentum across our business segments.

The following are the major financial highlights that we published:

•  Revenues increased 51% year-over-year and 20% sequentially to $73.6 million.
•  New product revenue increased to 23% of total sales.
•  Operating income increased 19% and on a pro forma basis, without stock option expense, operating income increased 36% to $12.4 million.
•  Net income increased 29% to $9.3 million, and on a pro forma basis, net income increased 48% to $10.7 million.
•  Earnings per share were 34 cents per share, affected by the additional of 3.2 million shares, split adjusted, issued in our secondary offering last September, as well as the stock option expense.
•  Pro forma 1Q-06 EPS of 38 cents compares to 31 cents per share in the first quarter of 2005 and 36 cents in 4Q05

Our strong performance was the result of introducing new, innovative products to market, the efficiency of our manufacturing process, our superior customer service, and ability to integrate Anachip into our operations quickly. We continue to generate profitable growth by taking advantage of our low-cost business model and unique discrete component technology and packaging capabilities.

With the addition of Anachip, we can now pursue opportunities in adjacent product categories that significantly expand our growth horizons and offer attractive margin opportunities.

We are successfully executing our business strategy on several fronts:

•  We are on plan for the integration of the Anachip strategic acquisition into Diodes’ operations - with marketing and sales organizations already combined, and significant conversion of Anachip products to our China packaging facility expected to take place by the end of 2006. For example, in the quarter, we released six industry standard analog products and two surface-mount package types that are now manufactured at our China facility.

•  We continue to invest in R&D for next-generation technologies. We recently launched a new Synchronous Buck Pulse Width Modulation (PWM) Controller into the market that is the first in a series of integrated (IC) circuit releases scheduled for introduction into Diodes’ analog power management product line.

•  Our new products are being very well received by our global customers. For first quarter 2006, we had 14 Analog design wins in North America alone. In conjunction with the Anachip acquisition, we significantly expanded our sales and applications teams and facilities in Asia. We also introduced a total of 13 new part numbers from 8 different series during the quarter.

•  We continue to exercise strict financial discipline over operating costs, while ensuring our capital structure protects our shareholders’ interests by striking the right balance between capital investments and maintaining profitability.

Our balance sheet is strong enough to support our ongoing operations and continue to invest in future growth. As of March 31, 2006, Diodes had $99 million in cash and short-term investments, $140 million in working capital, and only $6.6 million in long-term debt. This provides us with significant flexibility to make additional acquisitions, and we are actively evaluating candidates.
In summary, we made several important achievements in the first quarter of 2006 that lay the foundation to implement successfully our long-term analog market vision.

We are already seeing excellent synergies from the combination of Anachip’s products and our discrete offerings. Given our strong momentum and aggressive product development plan, we feel very positive about our direction for the balance of 2006.

With that, I’m going to turn it over to Carl to discuss the financials in more detail.

1Q06 Financials: Carl Wertz

Thanks, Dr. Lu, and good afternoon everyone.

Our record first quarter revenues were up considerably both sequentially and on a year-over-year basis as Diodes continued to grow its position in the discrete semiconductor industry and expand into the analog market.

Our pro forma net income of $10.7 million and 38 cents per share were also both new records for Diodes. In reviewing our income statement, keep in mind that beginning in the first quarter Diodes began expensing our stock options in line with the new 123R FASB rules. As a result, our GAAP financials are not directly comparable with prior periods in which this equity compensation was not expensed. For your convenience we have provided a pro forma reconciliation in our earnings release to show the impact of stock option expense to our gross profit, operating expenses, net income, and EPS.

•  Revenues for the first quarter were a record $73.6 million, an increase of 51.4% from the first quarter of 2005. On a sequential basis our revenues grew 19.9% from our fourth quarter sales, which was due to the acquisition of Anachip.

•  Gross profit increased $2.8 million, or 13% sequentially, better than our updated guidance of 10-12%.

•  I am pleased to say that the manufacturing integration is on track and we expect to make significant progress by year end. We expect that this will have a positive impact on the margins for our analog products over time.

•  For the quarter, Selling, General & Administrative expenses were $11.3 million, or 15.3% of sales, as compared to $6.7 million, or 13.8% of sales, in the comparable quarter last year. Sequentially, SG&A expenses increased by $2.5 million over the fourth quarter of 2005. The increase of SG&A as a percentage of sales primarily reflects $1.3 million in non-cash expense related to stock-based compensation. Without the impact of stock-based accounting, SG&A would have improved to 13.5%, a significant improvement from 14.4% reported last quarter.

•  Research and development investment rose by $1.1 million to $2.0 million, or 2.7% of revenue, from $900,000, or 1.9% of revenue, in the first quarter of 2005, as the Company combined the analog investment, and continues investing in enhancing current product features and developing new products.

•  Operating income increased 19.0% to $10.8 million, or 14.7% of sales, compared to $9.1 million, or 18.7% of sales, for the first quarter of 2005.

•  Depreciation was $4.7 million for the quarter.

•  EBITDA for the quarter was $16.3 million.

•  Our effective income tax rate in the first quarter was 15.0%, compared to 16.5% for the previous quarter, and 16.1% for the same period last year. The lower tax rate is primarily a result of the preferential tax treatment on Anachip earnings.

•  Net income for the first quarter increased 28.6% to $9.3 million, or $0.34 per diluted share. Excluding the impact from expensing of stock options, which began 1Q06, pro forma net income increased 48% to $10.7 million or $0.38 per diluted share. This is a $3.5 million increase over the $7.2 million, or $0.31 per share reported for the first quarter last year, and better than $0.36 reported last quarter.

•  Turning to the balance sheet, we had $99 million in cash and short-term investments, and $139 million in working capital as of March 31, 2006. Our total debt to equity ratio improved to 32% from 42% a year ago.

•  Inventories were $36.9 million, with inventory turns at 5.4 times in the quarter compared to 6.6 times in the fourth quarter of 2005. Without the newly acquired Anachip inventory, our turns would have been 7 times, and thus we see significant opportunity with the Anachip acquisition to improve inventory efficiency.

•  Days sales outstanding were 74 days in the first quarter compared to 80 days in the prior quarter and 82 days for the first quarter of 2005.

•  Capital expenditures were $10.1 million in the first quarter. Slightly ahead of our prior guidance, but in line with our objective of meeting increased demand and investing in equipment to increase our manufacturing efficiencies, as well as purchases required to bring analog production in-house. We continue to project full-year capital expenditures in the 10-12% of revenue range.

Our Outlook

Going into the second quarter of 2006, we continue to experience strong demand for our discrete semiconductor products as Diodes solidifies its leadership position in the sector. The Anachip acquisition is already contributing to our greater profitability and we continue to integrate Anachip’s analog products into our offerings.

Entering the second quarter, shipments and orders for delivery continue to show strength with a book-to-bill ratio above one. Given our strong momentum in the marketplace and expanded addressable markets, we expect that revenues will increase sequentially by an additional 3-6% in the second quarter. We expect second quarter gross margin percentage to be comparable to the first quarter and we expect to see gradual expansion in our gross margin over the balance of 2006 and beyond, as we continue to execute our strategy.

With that said, I’m now going to turn the discussion over to Mark King, our Vice President of Sales and Marketing. Mark will discuss our new products, market opportunities, and give you a view of the direction of the general marketplace.

Markets and Growth Strategies - Mark King

Thanks, Carl and good afternoon everyone.

In the first quarter, Diodes’ marketing and sales activity included record sales, strong new product revenues, and several key design wins. The integration of Anachip’s sales and marketing organization into Diodes was completed in Q1-06, with brand conversion scheduled for completion by the end of Q3-06. Initial customer and distributor feedback to the acquisition and our analog strategy is extremely positive.

In the quarter, we made significant strides in executing on our new product road map, which combines Anachip’s analog and power management devices with our highly efficient packaging capabilities. As Dr. Lu mentioned, we recently announced the launch of a new PWM Controller, which is part of a series of planned analog integrated circuit part introductions.

The PWM Controller delivers power conversion efficiency of up to 92%, with output current to 20 Amperes and output voltage as low as 1.5V. With extremely low operating temperatures, the Controller is well-suited for power management designs supporting both commercial and industrial markets.

Also, the six industry standard analog products and two new surface-mount package types that we released will enable us to compete in the high-volume analog IC market, as well as expand our discrete offerings in the medium-power range.

Geographic Breakout

Diodes’ market share for the discrete product line reached record highs this quarter, driven by gains in all regions. Our revenue in Asia continues to expand at a rapid pace, up substantially as a result of the recent Anachip acquisition. Asia is contributing the most at 69% of total sales, with North America and Europe generating 28% and 3%, respectively.

North American sales exceeded our expectations, with brisk demand for TV set top boxes, hand-held medical devices and broad-based distributor sales. Increased lead times and competitor shortages contributed to this performance, with this trend expected to continue into Q2-06.

Sales for accounts designed in the United States and built in Asia remained strong. Array designs are becoming more widely adopted, as custom arrays gain traction with certain accounts that require very small form factors. There is also robust interest in our new PowerDI packages, resulting in several new design wins.

Distributor Point of Sales reached record highs. Distributor inventory increased in response to strong customer demand and is in line with sales.

As expected, wafer sales compressed slightly as we continue converting more wafers for our internal usage. However, wafer average selling price (ASP) trended upward by 5% in the quarter, while that of our discretes remained stable.

In Europe, revenue rose 53% sequentially on record sales. OEM was up 46% and distributors up 57%, sequentially. Distribution inventory was up in the quarter to support POS. We view this as a clear sign that our distributor program is gaining greater traction in Europe. We also enhanced our European sales and marketing organization with two key new hires in Germany and France to build on our significant inroads into these markets

In Asia, our computer and consumer sector again drove robust sales, with particularly strong demand for LCD monitors, TVs, Wireless LANs, and battery chargers. The pricing for commodity products was stable for the quarter, and should remain so into 2Q06. Commodity product lead times continued to lengthen in the quarter.

As for our Market Segments…

For the first quarter of ‘06, our segment breakout, which includes the Anachip acquisition, was: 35% consumer, 36% computer and peripherals, 13% industrial, 14% telecom and 2% automotive. The acquisition of Anachip strengthened our position in the communications segment, resulting in an even more balanced exposure to the key growth segments for discrete and analog devices. This enables us to further diversify our revenue sources so as to mitigate the impacts to us of fluctuations in customer demand in any one or more market segments.

Design Wins
We had multiple design wins in a broad base of end equipment categories at over 50 accounts globally, including 14 different accounts in Europe. There was robust demand for our PowerDI, array, and DFN platforms. We also secured the Company’s 1st design wins via our North American channel on 12 Anachip Power Products and 2 Anachip Hall Sensors.

Notable wins include:
•  PowerDI 5 wins in automotive audio and migration to 3 new notebook platforms.
•  PowerDI 123 wins in DC to DC converter, Down converter for satellite dish, 2 LCD panels, LCD TV, portable DVD, flash memory card and an automotive actuator.
•  A sole source 8-element array using our DFN technology for a digital audio player application.
•  Other array wins included a subminiature ESD-protected Mosfet array in a digital audio player, a Quad Zener in a new cell phone platform, as well as other wins in DC to DC converter and portable GPS.
•  3 new designs in our new Hall Effect Line - one in Brushless DC motor and 2 in DC fan, including a motor controller.

On the power management side:

•  Anachip's Switching Regulators Family AP1500 Series - The Power IC flag ship product and Linear Regulators continue to make in-roads into next- generation designs.
Notable wins include:

•  5 new designs in LCD-TV and 4 new designs in LCD - Monitor Market with Switching and Linear Regulators.
•  5 New Designs in Wireless LAN 802.11 Market for Router and Access Point and 3 new designs in VOIP with Switching Regulator.
•  2 New designs in HDTV with complete power solution using - Switching/Linear Regulators - Re-set ICs - USB Power Switch and Schottky Diodes.

We are seeing powerful synergies between Anachip’s power management product lines and our discrete offerings. For every new Switching Regulator design sold, we have the opportunity to sell a Schottky Diode, as well as various other discrete devices.

In Conclusion…
Customer acceptance of our additional product line is strong.
Packaging of Anachip products is underway at our China facility.

In discretes, we are continuing to grow share by introducing innovative, value-added solutions to the market. We are expanding our market share in Asia, and gaining traction in the European market.

Customer orders were also robust across all of our geographic regions.

Given our strong momentum in the marketplace and expanded addressable markets, we expect that revenues will enjoy a solid second quarter. We are ahead of schedule and very excited about our achievements in executing our analog strategy and our significant gains in the Company’s key geographic regions. Diodes’ is off to a strong start, and we plan to continue this momentum throughout the remainder of 2006.

With that, let’s open the floor to questions. Operator?